Exhibit 21.1
BOWATER INCORPORATED
SUBSIDIARY LISTING

Jurisdiction of
Name	Incorporation
Alliance Forest Products (2001) Inc.	Canada
Bowater Alabama Inc.	Alabama
Bowater America Inc.	Delaware
Bowater Asia Pte Ltd.	Singapore
Bowater Canada Finance Corporation	Nova Scotia
Bowater Canada Inc.	Canada
Bowater Canada Treasury Corporation	Nova Scotia
Bowater Canadian Forest Products Inc.	Nova Scotia
Bowater Canadian Holdings Incorporated	Nova Scotia
Bowater Canadian Limited	Canada
Bowater Europe Limited	United Kingdom
Bowater Finance Company Inc.	Delaware
Bowater-Korea Ltd.	Korea
Bowater LaHave Corporation	Nova Scotia
Bowater Maritimes Inc	New Brunswick
Bowater Mersey Paper Company Limited(1)	Nova Scotia
Bowater Mississippi LLC	Delaware
Bowater Nuway Inc.	Delaware
Bowater S. America Ltda.	Brazil
Bowater Shelburne Corporation	Nova Scotia
Calhoun Newsprint Company(2)	Delaware
Lake Superior Forest Products Inc.	Delaware
Note: Except as otherwise indicated, each of the above entities is a wholly owned direct or indirect subsidiary of Bowater Incorporated. The names of certain other direct and indirect subsidiaries of Bowater Incorporated have been omitted from the list above because such unnamed subsidiaries in the aggregate as a single subsidiary would not constitute a significant subsidiary.
(1) 51 percent owned
(2) Approximately 51 percent owned